INDEPENDENT AUDITOR'S REPORT

Board of Directors
Viking Range Corporation and Subsidiaries
Greenwood, Mississippi

We have audited the accompanying consolidated balance sheet of Viking Range Corporation and subsidiaries (the "Company") as of December 31, 2011, and the related consolidated statement of operations, change in stockholders' equity (deficit) and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2011 and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Horne LLP
Ridgeland, Mississippi
May 30, 2012

VIKING RANGE CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheet
December 31, 2011
(Dollars in Thousands)

ASSETS
Current assets
Cash and cash equivalents	$3,676
Accounts receivable - less allowance for doubtful
accounts of $128 and $199 in 2011 and 2010, respectively	21,611
Other receivables	510
Inventories
Finished goods and accessories	6,556
Raw materials, parts and work in progress	13,091
Service parts	3,390
Total inventories	23,037
Prepaid expenses and other assets	5,430
Total current assets	54,264
Property, plant and equipment
Land	1,542
Buildings and improvements	79,992
Equipment	151,041
Total property, plant and equipment	232,575
Less accumulated depreciation and amortization	(150,154)
Property, plant and equipment, net	82,421
Construction in progress	4,507
Goodwill	7,859
Other	1,608
Total assets	$150,659

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities
Accounts payable	$12,520
Accrued expenses	18,423
Current maturities of long-term debt	3,244
Other current liabilities	5,578
Total current liabilities	39,765

Long-term debt, less current maturities	168,919
Other long-term liabilities	14,510
Shareholders' equity (deficit)
Viking Range Corporation shareholders' equity (deficit)
Common stock	1,975
Additional paid-in capital	3,825
Accumulated other comprehensive income	39
Retained earnings (deficit)	(74,967)
Shareholder notes receivable	(4,156)
Total Viking Range Corporation shareholders' equity (deficit)	(73,284)
Non-controlling interest in consolidated entities	749
Total shareholders' equity (deficit)	(72,535)
Total liabilities and shareholders' equity (deficit)	$150,659

Voting common stock includes the following as of December 31, 2011 and 2010 - VRC; par value $0.1 per share - authorized,
1,000,000 shares; issued and outstanding, 111,621 shares.

The accompanying notes are an integral part of these consolidated financial statements.

VIKING RANGE CORPORATION AND SUBSIDIARIES
Consolidated Statement Of Operations
Year Ended December 31, 2011
(Dollars in Thousands)

2011

Gross sales	$203,365
Rebates	(6,610)
Discounts and returns	(4,620)
Net sales	192,135

Cost of goods sold	122,060
Gross margin	70,075

Selling, general and administrative	71,570
Restructuring	3,578
Operating loss	(5,073)

Interest expense	10,855
Loss from continuing operations before income taxes	(15,928)

Income tax expense	420
Net loss from continuing operations	(16,348)

Loss from operations of discontinued businesses	5,797
Net loss	(22,145)
Net income attributable to noncontrolling interest	523

Net loss attributable to Viking Range Corporation and affiliates	$(22,668)

The accompanying notes are an integral part of these consolidated financial statements.

VIKING RANGE CORPORATION AND SUBSIDIARIES
Consolidated Statements Of Changes In Stockholders' Equity (Deficit)
Years Ended December 31, 2011
(Dollars in Thousands)

			Accumulated
		Additional	Other	Retained	Shareholder	Non-
	Common	Paid-In	Comprehensive	Earnings	Notes	Controlling
	Stock	Capital	Income (Loss)	(Deficit)	Receivable	Interest	Total

Balance, January 1, 2011	$1,975	$3,695	$79	$(52,299)	$(4,522)	$733	$(50,339)

Net income (loss)	—	—	—	(22,668)	—	523	(22,145)

Other comprehensive income (loss)
Foreign currency translation	—	—	(53)	—	—	—	(53)
Change in fair value of derivative	—	—	13	—	—	—	13

Comprehensive loss	—	—	—	—	—	—	(22,185)

Share-based compensation	—	130	—	—	—	—	130

Amortization of loans to
shareholder	—	—	—	—	366	—	366

Shareholder distributions	—	—	—	—	—	(507)	(507)

Balance, December 31, 2011	$1,975	$3,825	$39	$(74,967)	$(4,156)	$749	$(72,535)

The accompanying notes are an integral part of these consolidated financial statements.

VIKING RANGE CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Year Ended December 31, 2011
(Dollars in Thousands)

Cash flows from operating activities
Net loss	$(22,145)
Adjustments to reconcile net loss to net
cash used in operating activities
Depreciation and amortization	13,750
Loss on disposal of assets	59
Impairment loss on property, plant and equipment	4,121
Share-based compensation expense	130
Changes in assets and liabilities, net of effects from sale of businesses
Accounts receivable	(807)
Other receivables	319
Inventories	(239)
Prepaid expenses and other	128
Accounts payable	(1,646)
Accrued expenses	(1,329)
Other	2,687
Net cash used in operating activities	(4,972)

Cash flows from investing activities
Purchases of property, plant and equipment	(4,130)

Cash flows from financing activities
Net proceeds from revolving line of credit	10,837
Principal payments on long-term debt	(3,283)
Shareholder distributions	(507)
Net cash provided by financing activities	7,047

Effect of foreign currency changes on cash and
cash equivalents	(53)

Decrease in cash and cash equivalents	(2,108)

Cash and cash equivalents at beginning of year	5,784
Cash and cash equivalents at end of year	$3,676

The accompanying notes are an integral part of these consolidated financial statements.

VIKING RANGE CORPORATION AND SUBSIDIARIES
Year Ended December 31, 2011
(Dollars in Thousands, Except When Noted)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Significant Accounting Policies

Nature of Business and Basis of Presentation

The December 31, 2011 financial statements are consolidated financial statements of Viking Range Corporation ("VRC") and its subsidiaries (collectively, the "Company"). VRC manufactures ultra-premium ranges, ovens, other kitchen equipment, premium outdoor cooking equipment and other complementary products and sells these manufactured products and other purchased kitchen equipment to distributors primarily in the United States.

The subsidiaries of VRC consist of Viking Culinary Group, LLC ("VCG"); the Ramey Agency, LLC ("Ramey"); the Viking Hospitality Group, LLC ("VHG"); Lokion Interactive, LLC ("Lokion"); and other subsidiaries. VCG operates retail culinary centers in Florida, Mississippi and Tennessee, which sell cooking tools and bakeware and feature cooking schools. Ramey is an advertising agency whose primary customer is VRC. VHG owns and operates a hotel, restaurant, spa, retail store and cooking school in Greenwood, Mississippi. Lokion is a web development company based in Tennessee.

VRC has contributed equity membership interests in certain of these subsidiaries to key members of management of the subsidiaries. The equity membership interests of these members of management have been recorded as non-controlling interests in the accompanying consolidated financial statements.

Principles of Consolidation and Financial Statement Presentation

The consolidated financial statements include entities that are more than 50 percent owned or are otherwise controlled by the Company. All intercompany balances and transactions have been eliminated in consolidation.

The Company's share of earnings or losses of investees is included in the consolidated operating results using the equity method of accounting when the Company is able to exercise significant influence over the operating and financial decisions of the investee. If the Company is not able to exercise significant influence over the operating and financial decisions of the investee, the cost method of accounting is used.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Estimates are used when accounting for items such as the allowance for doubtful accounts, inventory obsolescence, warranties, self-insurance risk and recoverability of intangible and other long-lived assets.

Cash and Cash Equivalents

The Company considers investments with a maturity of three months or less when purchased to be cash equivalents.

Accounts Receivable

The Company does not require collateral for its accounts receivable from domestic distributors. The Company obtains credit insurance for sales to most international distributors.

Allowance for Doubtful Accounts

The Company provides an allowance for accounts receivables it believes it may not collect in full. The Company evaluates the collectability of its accounts receivable based on a combination of factors. In circumstances where it is aware of a specific customer's inability to meet its financial obligations, the Company records a specific reserve for bad debts against amounts to reduce the net recognized receivable to the amount it reasonably believes will be collected. For all other customers, the Company recognizes reserves for bad debts based on its historical collection experience. If circumstances change (i.e., higher than expected defaults or an unexpected material adverse change in a major customer's ability to meet its financial obligations), the Company's estimates of the recoverability of amounts due are adjusted accordingly.

Inventories

Inventories are stated at the lower of cost (first-in, first-out method) or market. Inventory costs include material, labor and manufacturing overhead.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. The Company capitalizes interest expense on capital projects which exceed $500. Interest capitalized for the year ended December 31, 2011 was $59. The Company capitalizes all property additions, betterments and major improvements in excess of $1. Maintenance and repairs are expensed as incurred. Upon the retirement of property sold or otherwise disposed of, its cost and related accumulated depreciation are removed from the respective accounts and any gain or loss is reflected in the operations of the current period.

Depreciation is computed using the straight-line method over the estimated useful lives ranging from 20 to 40 years for buildings and improvements and 3 to 15 years for equipment. Depreciation expense, including amortization of assets held under capital lease, was $12,446 in 2011.

Other Long-Term Assets

Except for goodwill and other intangible assets with indefinite useful lives which are subject to Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 350, Intangibles-Goodwill and Other, the Company accounts for impairment of long-lived assets in accordance with FASB ASC Topic 360, Property, Plant and Equipment.

ASC Topic 360 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate the book value of the asset may not be recoverable. In accordance with ASC Topic 360, the Company uses an estimate of future undiscounted net cash flows of the related assets over their remaining life in measuring whether the assets are recoverable.

Goodwill and Other Intangible Assets

Goodwill is recognized for the excess of the purchase price over the fair value of tangible and identifiable intangible net assets of businesses acquired. Goodwill and intangible assets with indefinite useful lives are not amortized, but are tested for impairment annually or when events or circumstances indicate that impairment may have occurred. Intangible assets with finite useful lives are amortized to their estimated residual values over such finite lives and reviewed for impairment in accordance with ASC Topic 350.

In September 2011, the FASB issued Accounting Standards Update No. 2011-8, Intangibles - Goodwill and Other (Topic 350) Testing Goodwill for Impairment ("ASU 2011-8"). ASU 2011-8 clarifies the guidance for goodwill impairment testing by allowing companies to first assess qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test. A company would not be required to calculate the fair value of a reporting unit unless the company determines, based on a qualitative assessment, that it is more likely than not that its fair value is less than its carrying amount. ASU 2011-8 includes a number of events and circumstances for companies to consider in conducting the qualitative assessment. ASU 2011-8 is effective for periods ending on or after December 15, 2011. Early adoption is permitted.

The Company early adopted ASU 2011-8 and determined that it is more likely than not that the fair value of the reporting unit exceeds its carrying amount. No goodwill impairment was recognized by the Company in 2011.

Foreign Currency Translation

The financial statements of the Company's foreign subsidiaries located in Brazil and Europe are measured using the local currency as the functional currency. Assets and liabilities are translated at the rates of exchange at the balance sheet date. Income and expense items are translated at average monthly rates of exchange. Translation adjustments are included as a separate component of shareholders' equity (deficit) in accumulated other comprehensive income. Gains and losses from foreign currency transactions are included in net income (loss). Net assets and sales related to the Company's foreign subsidiary approximated $435 and $12,516, respectively, as of and for the year ended December 31, 2011. The Company completed the closure of its European subsidiary in 2011.

Promotional Allowances

The Company offers a cooperative advertising program to its customers on certain products it sells. In accordance with ASC Topic 605, the Company accrues cooperative advertising for qualifying expenses at the time the related revenue is recognized. The related costs are recorded as selling, general and administrative expenses in the consolidated statement of operations.

Self-Insurance Liability

The Company maintains business insurance programs with significant self-insured retention, which cover workers' compensation, business automobile and general product liability claims. The Company accrues estimated losses using actuarial calculations, models and assumptions based on historical loss experience. The Company maintains a self-insured health benefits plan, which provides medical benefits to employees electing coverage under the plan. The Company maintains a liability for incurred but not reported medical claims based on historical experience and other assumptions. The Company utilizes independent actuarial firms to assist in determining the adequacy of all self-insurance liabilities.

Revenue Recognition

Revenue is recognized when products are shipped or services are performed, net of discounts and rebates. Shipping and handling costs of approximately $2,402 are included in selling, general and administrative expenses in the consolidated statement of operations for the year ended December 31, 2011.

In 2011, the Company offered instant rebates on eligible products sold to consumers. The Company estimates and records reserves for sales incentives, including rebates, as a reduction to sales in the period the revenue is recognized.

Advertising and Research and Development Costs

The Company expenses advertising costs and research and development costs as incurred. Advertising costs of approximately $18,056 were charged to selling, general and administrative expenses in 2011. Research and development costs of approximately $8,539 were charged to selling, general and administrative expenses in 2011.

Warranty Costs

The Company provides its customers with a warranty on certain products. Estimated warranty obligations are provided at the time of sale of the product and are charged to selling, general and administrative expenses.

Derivative Instruments

The Company's financial market risk results primarily from changes in interest rates. At times, the Company reduces its exposure to changes in interest rates by entering into interest rate swap contracts. The Company accounts for its derivative financial instruments in accordance with ASC Topic 815, Derivatives and Hedging, which requires derivative instruments to be recorded on the balance sheet as assets or liabilities and measured at fair value.

Gains or losses resulting from changes in the values of a derivative are accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. On the date a derivative contract is entered into, the Company designates the derivative as (1) a fair value hedge, (2) a cash flow hedge, (3) a foreign currency hedge or (4) a trading instrument. The Company's interest rate derivative instruments are designated as cash flow hedges as of December 31, 2011. Any ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. See further discussion in Note 4.

Accounting for Stock-Based Compensation

The Company records all share based payments in accordance with ASC Topic 718, Stock Compensation. ASC Topic 718 requires all share-based payments to employees, including grants of employee stock options, to be recognized in the consolidated statement of operations based on their fair values.

Accounting and Reporting Pronouncements Not Yet Adopted

In June 2011, the FASB issued Accounting Standards Update No. 2011-5, Comprehensive Income (Topic 220) ("ASU 2011-5"). ASU 2011-5 provides companies the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, the Company is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. ASU 2011-5 eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders' equity. The amendments in this guidance do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income.

ASU 2011-5 is effective for fiscal years ending after December 15, 2012. Adoption of AUS 2011-5 is not anticipated to have a material impact on the Company.

Fair Value Measurements

FASB ASC Topic 820, Fair Value Measurements and Disclosure, establishes a three-level hierarchy for fair value measurements. The hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The classification of fair value within the hierarchy is based upon the lowest level of input that is significant to the measurement. For Level 1, the valuation is based upon quoted prices for identical assets or liabilities in an active market. For Level 2, the valuation is based upon quoted prices for similar assets and liabilities in active markets, or other inputs that are observable, either directly or indirectly, for substantially the full term of the financial instrument. For Level 3, the valuation is based upon other unobservable inputs that are significant to the fair value measurement.

The following table presents information about the liability recorded at fair value at December 31, 2011, in the consolidated balance sheets:

	Fair Value Measurements at December 31, 2011
	Quoted Prices	Significant
	In Active	Other	Significant
	Markets for	Observable	Unobservable	Total at
	Identical Assets	Inputs	Inputs	December 31,
	(Level 1)	(Level 2)	(Level 3)	2011
Interest rate swaps	$—	$333	$—	$333
Total	$—	$333	$—	$333

At December 31, 2011, the Company determined the fair value of its derivatives using model-derived valuations in which all significant inputs are observable.

The majority of the Company's non-financial instruments, which include goodwill, intangible assets and property and equipment, are not required to be carried at fair value on a recurring basis but are subject to fair value adjustments only in certain circumstances. If certain triggering events occur such that a non-financial instrument is required to be evaluated for impairment, a resulting asset impairment would require that the non-financial instrument be recorded at the lower of historical cost or its fair value.

Note 2. Debt

Debt at December 31, 2011 consisted of the following:

2011
Series 2000 Bonds	$10,415
Revolving loan under the credit facility	58,653
Note payable at LIBOR plus 1.75 percent, payable in
monthly installments of principal plus interest, to 2013	3,830
Note payable at 6 percent, payable in quarterly
installments of principal plus interest, to 2015	40,003
Note payable at 6.75 percent payable
in monthly installments of principal plus interest,	760
to 2013
Note payable at 8 percent, due in 2014	50,000
Note payable at 12 percent, due in 2015	7,000
Other	1,502
Total	172,163
Less current maturities	(3,244)
Long-term debt, net of current maturities	$168,919

At September 30, and December 31, 2011 and March 31, 2012, the Company failed to comply with certain financial covenants related to its 8 percent note payable. The Company obtained waivers for all covenant violations and amended the covenants for the remainder of 2012 (See Note 15 - Subsequent Events). The maturity of the revolving loan was extended to March 29, 2013, as part of the waiver. Therefore, the 8 percent note is classified in accordance with its original maturities and the revolving loan is classified in accordance with the extended agreement.

Series 2000 Bonds

During 2000, the Mississippi Business Finance Corporation ("MBFC") authorized and issued $35,000 Taxable Adjustable Rate Industrial Development Revenue Bonds Series 2000 (the "Series 2000 Bonds") pursuant to a trust indenture dated June 1, 2000. The Series 2000 Bonds mature June 1, 2015. The Series 2000 Bonds were underwritten and remarketed by a company (the "Remarketing Agent") whose officers and employees own a controlling interest in VRC.

The proceeds from the sale of the Series 2000 Bonds were made available to VRC pursuant to the terms of a loan agreement with MBFC (the "MBFC Loan") dated June 1, 2000, to finance the costs of acquisition, construction and equipping of a manufacturing facility. An irrevocable letter of credit in the amount of $10,590, as of December 31, 2011, was issued by the Company as collateral pursuant to an amendment to the Company's loan agreement with a bank. The letter of credit, which expires in March 2013, may be replaced or extended under certain conditions. The Company pays an annual fee for the letter of credit plus an applicable margin ranging from 1.75 percent to 3.25 percent, depending on the Company's debt to EBITDA ratio, as defined.

The MBFC Loan matures on June 1, 2015, and bears interest at an adjustable rate, which at December 31, 2011, was 0.37 percent. The rate is subject to weekly adjustment by the Remarketing Agent to a rate necessary to produce as nearly as practical a par bid for the Series 2000 Bonds. VRC may elect to change the mode of the interest rate to a fixed rate or a variety of adjustable rates. Upon conversion of the interest rate mode, all of the Series 2000 Bonds would be subject to a mandatory purchase at the option of the bondholders.

The MBFC Loan is subject to optional and mandatory prepayment upon the same terms and conditions as the Series 2000 Bonds. VRC may at any time elect to redeem in whole or in part the Series 2000 Bonds at an amount equal to the principal amount to be redeemed and the present value of the interest payments due. The Series 2000 Bonds are subject to mandatory redemption equal to principal and accrued interest at the expiration of the letter of credit.

Revolving Loan Under the Credit Facility

The Company has a credit agreement (the "Credit Agreement"), which provides for a revolving loan commitment ("Revolving Loans") of $75,000 as of December 31, 2011. Availability of borrowings under the Credit Agreement is reduced by the amount of outstanding letters of credit, which totaled approximately $11,978 at December 31, 2011. Borrowings outstanding under the Revolving Loans at December 31, 2011 were $58,653 with interest at LIBOR plus 3.25 percent at December 31, 2011, or the bank's prime rate plus 2.25 percent based on the Company's funded debt to EBITDA ratio (3.75 percent at December 31, 2011). Amounts outstanding under the Revolving Loans are due March 29, 2013. See further discussion in Note 14.

Under the terms of the Credit Agreement, the Company is required to maintain certain financial ratios and other financial covenants. The Credit Agreement limits the amount the Company may incur in additional indebtedness, as defined, to not exceed $35,000 in the aggregate and limits the Company's annual capital expenditures to $15,000 commencing with the year ended December 31, 2008. The Credit Agreement also requires mandatory redemptions of the Series 2000 Bonds of $2,235 per year on or before May 30 of each year.

Revolving Loans and the draws against the letter of credit under the Credit Agreement are collateralized by all of the Company's existing and subsequently acquired accounts receivable, inventory, furniture, fixtures, equipment, general intangibles and real property, including assets subsequently acquired in any acquisition, other than personal or real property, subject to permitted liens as defined in the Credit Agreement.

Note Payable at LIBOR Plus 1.75 Percent

In 2002, the Company borrowed $5,000 to construct The Alluvian Hotel in Greenwood, Mississippi. In February 2003, the note was amended and increased to $7,500. The note is amortized over a 10-year period with a balloon payment due in May 2013. The note is collateralized by a first deed on the hotel real estate. Outstanding borrowings on the note of $3,830 bore interest at 2.23 percent at December 31, 2011.

Note Payable at 6 Percent

In conjunction with a stock redemption which occurred in 2005, the Company obtained financing from a company whose officers and employees have a direct or indirect controlling interest in VRC. The financing is in the form of a promissory note with a fixed interest rate and is subordinated to the Credit Agreement. At December 31, 2011, outstanding borrowings on the note totaled $40,003.

At December 31, 2011, all accrued interest for this note was classified as other long-term liabilities in accordance with the fourth amendment to the Credit Agreement.

Note Payable at 6.75 Percent

In 2008, the Company borrowed $1,108 to purchase The Lorraine Building which serves as part of the Alluvian Hotel in Greenwood, Mississippi. The note is amortized over a 10-year period with a balloon payment due in January 2013. The note is collateralized by a first deed on the Lorraine Building. Outstanding borrowings on the note were $760 at December 31, 2011.

Note Payable at 8 Percent

In November 2009, the Company obtained financing from an outside investor. The financing is in the form of a five-year promissory note with a fixed interest rate of 8 percent and is subordinated to the Credit Agreement. Principle is due at maturity, with interest due in quarterly payments over the term of the note. The note carries the same financial covenants as the Revolving Loans and may be prepaid without penalty. At December 31, 2011, outstanding borrowings on the note totaled $50,000.

Note Payable at 12 Percent

In August 2009, the Company obtained $7,000 of debt financing from a company whose officers and employees have a direct or indirect controlling interest in VRC. The financing is in the form of a six-year promissory note with a fixed interest rate of 12 percent and is subordinated to the Credit Agreement. The promissory note matures December 1, 2015, with interest due in quarterly payments over the term of the note. At December 31, 2011, all accrued interest for this note was classified as other long-term liabilities in accordance with the fourth amendment to the Credit Agreement.

The other debt of $1,502 at December 31, 2011, is collateralized by land, buildings and improvements and equipment.

The Company's scheduled future maturities of debt at December 31, 2011 were as follows:

Years Ending December 31,
2012	$3,244
2013	71,008
2014	58,793
2015	38,865
2016	180
Thereafter	73
Total	$172,163

Interest payments were $7,041 in 2011.

Note 3. Commitments and Contingencies

The Company leases certain equipment and office and retail space under noncancelable operating leases. Most of these leases include renewal options, and some include purchase options. Rent expense for both cancellable and noncancelable leases was approximately $3,984 in 2011.

Future minimum payments under noncancelable leases at December 31, 2011, are as follows:

Years Ending December 31,
2012	$1,558
2013	645
2014	429
2015	391
2016	201
Thereafter	614
Total	$3,838

The Company is a party to various legal proceedings incidental to its normal operating activities. Although it is difficult to accurately predict the outcome of such proceedings, management is of the opinion that no such claims will result in losses that would have a material adverse effect on the financial condition of the Company.

Note 4. Derivative Instruments

During 2003, the Company entered into an interest rate swap contract to convert variable rate debt to fixed rate debt. At December 31, 2011, the Company held an interest rate swap contract, with a June 2015 maturity date, to hedge $6,215 of the variable rate debt associated with the MBFC Loan.

During 2007, the Company entered into an interest rate swap contract to convert a variable rate capital lease to a fixed rate capital lease. At December 31, 2011, the interest rate swap contract, with a February 2012 maturity date, hedges the $1,633 variable rate debt associated with an equipment lease.

The Company reflects the current fair value of the interest rate swaps in accrued expenses on its consolidated balance sheets. The related gains or losses from changes in fair value are deferred in shareholders' equity as a component of other comprehensive income or loss. These deferred gains and losses are recognized in operations in the period in which the related interest rates being hedged have been recognized in expense. For the year ended December 31, 2011, the Company's interest rate swap agreements were determined to be highly effective, and no ineffective amount was recognized in operations. The liability recorded at fair value for both interest rate swap agreements at December 31, 2011 was $333.

Note 5. Warranty and Self-Insurance Liabilities

The Company provides its end-user customers limited warranties on certain products that generally expire one year after the sale of the product to the customer. Warranty costs relating to products sold under warranty are estimated and recorded as warranty obligations at the time of sale based on historical warranty claims. The Company periodically assesses the adequacy of its recorded warranty liability and adjusts the amount as necessary. A rollforward of the Company's warranty liability for the year ended December 31, 2011 is as follows:

Balance - beginning of year	$6,068
Expense	6,029
Claims settled	(6,900)
Balance - end of year	$5,197

On June 16, 2009, the Company initiated a voluntary recall of certain refrigerators manufactured before April 10, 2006. The recall was initiated by management to expedite the repair of a condition that had resulted in certain warranty and damage claims. The following table provides additional information regarding this recall:

Number of units involved in recall	46,000
Number of claims as of December 31, 2011	21,843
Claims paid as of December 31, 2011	$8,364
Estimate of total remaining liability at December 31, 2011	$2,875

The original cost of this voluntary recall of $4,300 was included in cost of goods sold in the year ended December 31, 2008. As additional information became available during the year ended December 31, 2010 and 2009, the Company revised its estimate of the recall and recorded an additional charge of $5,032 and $1,457, respectively. The 2010 revised estimate includes a charge of $3,691 to cover repair costs for units previously serviced under the recall. In April 2011, the Company was notified that the Consumer Products Safety Division was imposing a fine totaling $450 related to the voluntary recall. This amount was recorded as a cost of goods sold as of December 31, 2010.

The Company's primary commercial general liability, business interruption, workers' compensation, property loss and auto liability insurance coverages were issued under arrangements with insurance carriers pursuant to which the Company effectively self-insures such primary coverage. Above the respective primary policy limits, the Company maintains commercial excess umbrella coverage and excess workers' compensation liability stop-loss coverages on a fully insured basis. Excess insurance applies above retentions of $3 per occurrence for automobile, $25 per occurrence for general liability, $150 per occurrence for workers' compensation and $100 per occurrence for property losses and business interruption losses. The Company also effectively self-insures its employee medical benefits primary coverage. Excess insurance applies above retentions of $125 per occurrence. The Company believes its self-insurance liabilities are adequate at December 31, 2011, but continually monitors its liabilities by assessing actual claims paid and other relevant data.

The Company's self-insurance liabilities are determined using independent actuarial estimates of the aggregate liability for claims incurred and an estimate of incurred but not reported claims, on an undiscounted basis. When applicable, anticipated recoveries are recorded in selling, general and administrative expenses in the consolidated statement of operations in which losses were recorded, based on management's best estimate of amounts due from insurance providers. All accruals for insurance liabilities, including workers' compensation, general liability claims and health insurance claims are included in accrued expenses in the accompanying consolidated balance sheets.

Note 6. Income Taxes

The Company, with the consent of its shareholders, has elected under Subchapter S of the Internal Revenue Code to be treated substantially as a partnership, instead of as a corporation, for income tax purposes. As a result, the shareholders report the taxable income or loss of the Company on their individual tax returns.

The Company's Brazilian subsidiary files income tax returns in its jurisdictions. Income tax expense totaled $420 for December 31, 2011. At December 31, 2011, the foreign subsidiary has net operating loss carryforwards totaling $975 that can be carried forward indefinitely to offset future taxable income of the subsidiary.

FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109, as codified in FASB ASC Topic 740 clarifies the accounting for uncertainty in income taxes recognized in a company's financial statements. The interpretation also prescribes a recognition threshold and measurement attribute for tax positions taken or expected to be taken on a tax return. The Company had no significant uncertain tax positions at December 31, 2011. If interest and penalties are incurred related to uncertain tax positions, such amounts are recognized in income tax expense. Tax periods for all fiscal years after 2007 remain open to examination by the federal and state taxing jurisdictions to which the Company is subject.

Note 7. Employee Benefit Plan

The Company has a combination 401(k) plan and profit-sharing plan which covers substantially all employees. The Company may, but is not required to, make contributions to the plan. The Company's discretionary contribution to the plan was $738 in 2011.

Note 8. Employee Stock Option Plan

On May 30, 2006, the Company's Board of Directors approved the 2006 Long-Term Incentive Compensation Plan (the "Plan") to increase shareholder value, to advance the interests of the Company and to retain and motivate certain officers, executives and other designated key employees through the grant or award of incentive compensation, including nonqualified stock options, restricted stock and deferred stock units. During 2006, the Board of Directors authorized 7,500 shares of Class A common stock to be available for grant or award under the Plan.

The options granted by the Company under the 2006 Plan have distinct service and performance criteria and also have several different expected terms based on the fact that some options are immediately exercisable, while others are not. Those options that are not immediately exercisable are subject to accelerated vesting schedules if the Company meets specified performance goals. Accordingly, the Company recognizes compensation expense relating to the options using a graded vesting method. All options will vest no later than June 1, 2012 and expire June 1, 2013.

The fair value method of each option award is estimated using a Black-Scholes-Merton option valuation model that requires the Company to develop estimates for assumptions used in the model. The Black-Scholes-Merton model was used to estimate the fair value of the options at grant date using the following assumptions:

Dividend yield	5.86%
Expected dividends per share (not in thousands)	$76.36
Volatility	38.27%
Risk-free interest rate	4.38%
Expected term in years	5.48
Weighted-average grant-date fair value of options (not in thousands)	$229.78

Because the Company is a nonpublic entity, it is not practicable to estimate the expected volatility of its share price since there is not sufficient historical information about past volatility, or other information, on which to base a reasonable and supportable estimate of expected volatility. In this situation, ASC Topic 718 requires a nonpublic entity to estimate an expected volatility for its equity share options and similar instruments by substituting the historical volatility of comparable companies. The Company selected two publicly traded entities which it believes has similar characteristics and computed volatility over the expected term of the awards. The risk-free interest rate used was the implied yield currently available on U.S. Treasury zero-coupon issues with a remaining term equal to the expected term used as the assumption in the model.

Information regarding outstanding options as of December 31, 2011 and activity during the year then ended with regard to options under the Plan was as follows:

2011
Outstanding - beginning of year	3,000
Granted	—
Exercised	—
Forfeited and cancelled	—
Outstanding - end of year	3,000
Exercisable - end of year	—

All awards were granted on May 30, 2006, with an exercise price of $1,310 (not in thousands). On September 30, 2006, one-third of the options were exercised which were exercisable at the grant date. As of December 31, 2011, there was $93 of unrecognized compensation cost related to stock options granted under the Plan. The unrecognized compensation cost related to the Plan is expected to be recognized as follows:

Years	Expected Annual Costs
2012	$73
2013	20
Total	$93

The total compensation cost recognized related to options during the year ended December 31, 2011 was $130 and is included in the selling, general and administrative line item in the accompanying consolidated statement of operations.

Note 9. Fair Values of Financial Instruments

The Company considers the carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses to approximate fair value due to the short maturity of these instruments. The Company has estimated the fair value of its long-term debt and capital lease obligations utilizing present value techniques. At December 31, 2011, the estimated fair value of the Company's outstanding debt and capital lease obligations was $183,772.

Note 10. Related Party Transactions

During 2006, the Company loaned $1,964 to five officers and directors and received promissory notes aggregating $1,964. The promissory notes bear interest at 5.21 percent compounded annually. The notes are due in six equal annual installments of principal and accrued interest, and the first installment was due on June 30, 2007. Each successive installment is due each June 30th thereafter. These notes are recorded as shareholder notes receivable and the balance is $1,656 as of December 31, 2011. The proceeds were used to satisfy the exercise price of the stock options granted as of May 30, 2006 (see Note 8).

In January 2008, the Company loaned $2,500 to an officer and received a promissory note for $2,500. The note was due on June 30, 2011, and bore interest at a rate equal to the mid-term Applicable Federal Rate based on semi-annual compounding. Under the terms of the note, the outstanding balance would be forgiven if certain employment terms were met. The note and interest were forgiven on June 30, 2011, because the employee was employed throughout the term of the note and was employed at the maturity date. Compensation expense was recognized ratably over the term of the note.

The Company is leasing an aircraft from an entity owned by VRC's shareholders on a rolling 90-day operating lease. The Company has procedures in place for determining on an ongoing basis if the lease rates being charged to the Company are market rates. Amounts paid under this lease arrangement totaled $2,621 for the year ended December 31, 2011.

In November 2009, the Company loaned $2,500 to an officer and received a promissory note for $2,500. The note is due on March 31, 2013, and bears interest at a rate equal to the mid-term Applicable Federal Rate based on semi-annual compounding.

The note and interest will be forgiven provided the Company meets certain financial thresholds and the employee has been in the employment of the Company through the end of the applicable calendar year, or the financial threshold is met while the employee is employed with the Company on or before the maturity date. This note is recorded as shareholder notes receivable and the balance is $2,500 as of December 31, 2011.

Note 11. Restructuring and Discontinued Operations

As a result of a difficult business environment that began 2008, the Company has begun to restructure its operations and discontinue certain of its businesses.

In July 2010, the Company formally began the closure of its European subsidiary. The Company utilized the location as a distribution center and assembly plant for certain products sold in Europe. As a result of the closure, the Company has relocated the assembly operations to Company's primary manufacturing facility in the United States. The Company continues to maintain a sales team in Europe. The restructuring resulted in expenses incurred primarily for workforce reduction, legal fees, non-cancelable lease expense and loss on disposal of assets. At December 31, 2011, losses from operations and closing costs of $1,416 related to the European subsidiary have been reported as restructuring charges in the consolidated statement of operations.

The Company incurred additional restructuring and related charges totaling $2,162 in 2011 primarily as a result of discontinuing certain manufactured products. The restructuring resulted in expenses incurred primarily related to a loss on disposal of inventories and equipment of related discontinued manufactured products. The Company expects to incur additional restructuring charges in 2012 as it continues to initiate various cost cutting measures. The Company anticipates the restructuring program to continue throughout 2012 and is unable to estimate the additional charges to be incurred. Restructuring and related charges are reported as restructuring charges in the consolidated statement of operations.

In July 2011, the Company decided to sell its membership interest in Ramey and Lokion. The Company sold its membership interest in Lokion to the noncontrolling interest holders in 2012 for $795 (see Note 15 - Subsequent Events). The Company expects to sell its membership interest in Ramey in 2012. As of December 31, 2011, the Company estimates the sales value of its membership interest in Ramey to be $1,680. The net assets of Ramey and Lokion as of December 31, 2011, were $1,054 and $993, respectively. Total sales for Ramey for the year ended December 31, 2011 were $15,533. Total sales for Lokion for the year ended December 31, 2011 were $3,778. Ramey's net income, reported in loss from operations of discontinued businesses, for the year ended December 31, 2011 totaled of $910. Lokion's net loss, reported in loss from operations of discontinued businesses, for the year ended December 31, 2011 totaled of $379.

In December 2011, the Company formally began the closure of its VCG operations as a cost cutting measure. The Company recognized an impairment loss of $3,779 in 2011 to reduce fixed assets to fair value. The Company incurred additional charges of $1,935 in 2011 related to losses from operations and related closing costs. Total sales for VCG for the year ended December 31, 2011 were $11,813. VCG's total loss, reported in loss from operations of discontinued businesses, for the year ended December 31, 2011 was $5,714.

In December 2011, the Company formally began the closure of its St. Charles cabinetry division as a cost cutting measure. The Company plans to dispose of assets with a carrying value of $95 at December 31, 2011. Total sales for the cabinetry division for the year ended December 31, 2011 were $401. The Company sold the net assets of the cabinetry division in 2012 for $400. (See Note 15 - Subsequent Events) The cabinetry division's loss, reported in loss from operations of discontinued businesses, for the year ended December 31, 2011 and 2010 totaled $614.

The following is a summary of assets and liabilities of the discontinued operations, excluding cash, presented in other current assets and liabilities in the accompanying consolidated balance sheet at December 31, 2011:

Assets of discontinued operations
Accounts receivable	$2,662
Inventories	255
Property and equipment, net	308
Other assets	42
Total assets of discontinued operations	$3,267

Liabilities of discontinued operations
Accounts payable	$1,681
Accrued expenses	3,897
Total liabilities of discontinued operations	$5,578

Note 12. Operations and Financial Position

The Company's principal sources of liquidity include unrestricted cash, available borrowings under the revolving credit facility and cash generated by operations. Principal uses of liquidity are costs and expenses associated with our manufacturing operations, retail and culinary centers, hotel and restaurant operations, servicing outstanding indebtedness (including interest) and making capital expenditures.

The present challenging economic environment has affected product sales, and in turn, net income, cash generated from operations and the Company's ability to meet its debt covenant requirements. Management has initiated actions to improve its liquidity and to allow the Company to meet its revised debt covenant requirements, which include elimination of hourly and salary positions. As an additional measure, the Company has retained a consulting firm to assist with various cost cutting and revenue generating measures including the closure of VCG and the St. Charles product line, the disposition of certain company assets, termination of certain leases, a price increase for selected products, renegotiation of legal fees, a reduction in workforce, and other product specific cost reductions. Management expects that these initiatives, together with the Company's cash provided by operations, will allow the Company to meet its cash needs for 2012 and to achieve compliance with its debt covenants during 2012. However, the Company's operating forecasts are based on significant estimates and there can be no assurance that the operating performance expectations will be realized. If the Company is unable to meet its operating forecast or comply with the revised debt covenants, management plans to seek alternate financing arrangements, which may include capital contributions from its owners, additional debt waivers and attempts to renegotiate the covenants.

Note 13. Concentration of Credit Risk

The Company has cash and cash equivalents deposited in various financial institutions which exceeded federally insured limits at December 31, 2011.

Concentration of credit risk associated with sales and accounts receivables consists primarily of the volume of transactions with a small number of national distributors. During the year ended December 31, 2011, sales to three customers accounted for approximately 38 percent of sales and 24 percent of accounts receivable, with each of these customers individually representing more than 12 percent of sales.

Note 14. Litigation

The Company is subject to legal proceedings and claims, which arise in the ordinary course of business. Currently the Company is not subject to any pending, threatened or asserted legal proceedings or claims which the Company believes will have a material impact on the Company's fiscal condition or results of operations.

Note 15. Subsequent Events

The Company has evaluated subsequent events through May 30, 2012, the date these financial statements were available to be issued.

In March 2012, the Company amended the terms of its Credit Agreement and received an extension on the maturity date of the Revolving Loans to March 29, 2013. Under the amended terms, current borrowings outstanding under the Revolving Loans are subject to interest at LIBOR plus 5.00 percent or the bank's prime rate plus 2.25 percent. The amended agreement provides for automatic and permanent reductions in the $75,000 loan commitment on the Revolving Loans by $2,500 on March 31, 2012, an additional $2,500 on June 30, 2012, an additional $2,500 on September 30, 2012, and an additional $2,500 on December 31, 2012.

In March 2012, the Company obtained $3,000 of debt financing from a company whose officers and employees have a direct or indirect controlling interest in VRC (Sponsor). The financing is in the form of a promissory note with a fixed interest rate of 15 percent and is subordinated to the Credit Agreement. Additional borrowings of $16,000 are available under this promissory note which has a maturity date of December 1, 2015. In the event the Company's liquidity, as defined, is less than $3,000, the Sponsor will advance to the Company within five business days the shortfall as additional borrowings under the promissory note up to the available balance of the promissory note. A letter of credit was also established for the benefit of the lenders by the Sponsor in the amount of $10,000.

In February 2012, the Company sold its membership interest in Lokion to the noncontrolling interest owners for approximately $332 in cash, $113 to be paid in quarterly installments beginning March 30, 2012, and fifty percent discounts on future services totaling $350. The agreement was effective January 1, 2012, and there was no significant gain or loss on the transaction.

In March 2012, the Company sold the assets of the St. Charles division for $400 to an unrelated party in exchange for $250 in cash and a three year note payable to the Company for $150. The approximate net book value of the assets sold was $20.

In April 2012, the Company announced a voluntary recall of certain dishwashers manufactured between May 2010 and September 2010. The recall was initiated by management to expedite the repair of a condition that had resulted in certain warranty and damage claims. The recall is related to wiring harness terminals the vendor substituted that did not meet the Company's specifications. This substitution was done without the Company's knowledge or authorization. There are 2,100 units involved in the recall and the vendor has accepted responsibility for all expenses related to this recall.

In May 2012, the Company's note payable at 8 percent was amended to restate financial covenants with the next measurement period being December 31, 2012. A letter of credit was also established for the benefit of the note holder by a company whose officers and employees have a direct or indirect controlling interest in VRC. The letter of credit totaled $3,000.